Exhibit 99.1
ASHFORD HOSPITALITY TRUST, INC.
2010 1st Quarter Earnings Conference Call
Questions and Answers Transcript
At Conclusion of Call
May 6, 2010; 11:00 a.m. CT

Participant 1:	Yes, good morning everyone. I had a question on — well, first of all, you may have mentioned, by April, have you — did you give any RevPAR stats for April or would you?

Monty Bennett:	We have not given the RevPAR stats for April and we don’t like to give that kind of guidance and outlook.

Participant 1:	And, we are hearing comments from other companies not — not to apply the pressure but, is there any change with March or can you get us just some feedback in terms of how business is going, maybe month-by-month for the year?

Monty Bennett:	We can for January, February and March, in fact I think I have read it in my script, but beyond the first quarter, we just have a policy of not jumping out there. So, I would like to step back and not do that, we were down 11% in January.

Participant 1:	Okay.

Monty Bennett:	Have you got that?

Participant 1:	Yeah, yeah. I have got that, so that’s no problem.

Monty Bennett:	All right.

Participant 1:	I guess moving onto, in terms of brands, how do you — are you seeing much of a difference, I guess, once again, this is kind of an outlook question but how do you feel your position versus maybe the overall lodging sectors, Smith Travel stats, I mean, should we keep looking in an upscale and upper upscale as your comp set?

Monty Bennett:	Yes, we have — most of our properties or about half are in upper upscale and about half in upscale and we’ve tried to, geographically diversify our properties so that we track the industry pretty closely, and we normally do. So, there’s no big changes from that. As far as brands go, Marriott started to roll out over a few quarters now, Sales Force One, and at least so far, it is impacting us negatively. Now, they tell us that it should help us after it gets implemented, but we have yet to see those results and are very nervous about it, extremely nervous. So, we will see if that initiative of theirs is as successful as we all hope it to be.
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Participant 1:	Okay. Thank you and just one final big picture question on valuation metrics. Do you look closely at price per key and where are you based on where you are trading right now, I guess, I could make the calculation myself, but maybe I’ll let you state it?

Monty Bennett:	I haven’t done the calculation right now maybe the guys here can sit and calculate while we are talking, but I clearly — and all our peers for that matter are trading at significantly below replacement cost.

David Kimichik:	I want to say it’s in the $130,000 per key range roughly, but I don’t have the exact number.

Participant 1:	Okay. Where do you think replacement cost is?

Monty Bennett:	Replacement cost for our portfolio is — we’ve got some mix of select service and full service and so we always though the replacement cost of ours is in the $200,000 range. Kimo is sitting here and indicates he thinks we are on a positive side of 200,000 per key.

Participant 1:	And have you seen that obviously, your stocks moved up, but in terms of other cycles, the last couple of cycles, have you seen this type of discount before?

Monty Bennett:	By discount you mean values?

Participant 1:	Yeah, in terms of value, price per key versus replacement cost?

Monty Bennett:	You know this is one of the worst the industry has seen since the Great Depression. Now, my father was in the industry just located in the southwest during the 80’s and that was really bad, in fact Kimo was working here at that time as well and I would say it’s probably nationally about as bad as it was regionally back then. So we saw huge drops in values again just in the Southwest with the oil bust during the 80’s. But on a national scale this is the biggest we’ve ever seen. I imagine private market values have dropped maybe about 50% from the highs in late 2006 to 2007 to what the trading is today. 40 to 50% I should say, the values are now 50-60% of what they’re at.

Participant 1:	Okay, great. That’s all from me, thanks.

Monty Bennett:	Thanks.

Participant 2:	Hi, I was just wondering, I guess two questions, are the results of the Westin O’Hare still in your — still in your numbers, or have you removed them?

Monty Bennett:	It’s still our numbers. And we haven’t removed them because although we are working to hand that asset back to the lender it’s
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not handed back yet, nor is it with the receiver. So, therefore, it’s still in our numbers.

Participant 2:	Okay. And then, can you give your thoughts on share repurchases going forward are you in the market now in the second quarter or do you feel like you are sort of done on that side or what’s your...?

Monty Bennett:	Sure. We are hesitant to give too many details on it because we don’t want the market place to take advantage of what our strategies are. But I can give you kind of general outlook and that is that as our stock price approaches the high single-digits what we find is that alternative use of capital matches the returns of our share buybacks. And then as you get into the low double-digit, you get into a range where other uses of capital exceeds the economics of buying back shares. So as that price goes up then it definitely becomes less attractive for us. Now, those metrics that I just laid out is dependent upon a couple of things, it’s dependent upon how many shares we bought back, because the more we buyback then the more — those ranges will change and also our outlook on what the future holds for the hotel industry. So the more bullish we think that future will be as far as our underwriting will have an affect on that price compared to how negative we think the outlook turns out to be.

So we’ve suspended the preferred buying several quarters ago. So that’s not something that we’ve been involved in our anticipate buying anytime in the foreseeable future, but the common is something that we still take a look at depending upon what the stock price is.

Participant 2:	Okay. Thank you.

Participant 3:	Good morning guys.

Monty Bennett:	Good morning.

Participant 3:	I just wanted to ask question starting out with I guess the mezzanine loan portfolio, and maybe I missed it, but did you guys give an update on maybe coverage to the loans that you have in there maybe an average coverage number I guess mostly just the Tharaldson loan is the biggest slice of that. But I just wanted to get an understanding of how that is performing?

Monty Bennett:	Well, overall they are performing poorly. But I’ll let Kimo answer.

David Kimichik:	We didn’t give an average coverage, we just quoted a rate of return, we are currently receiving at 7.1% unleveraged.

Monty Bennett:	But that’s on the ones that we have not written down.

David Kimichik:	That’s correct.
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Monty Bennett:	So, as you know, there are a number of loans that we’ve written down and a few that we haven’t. So that’s the return we are receiving on the ones that we have not written down.

Participant 3:	Okay. So 7.1%, I’m trying to understand if that’s full coverage or is that a haircut from what you should be receiving after you are getting paid out in full?

Monty Bennett:	Oh, so you are asking if we are getting paid in full on those loans?

Participant 3:	Yeah, in terms of — are they covering that debt service today or whether or not the back-end gets there, that will be determined the future, but I just want to understand the coverage today.

Monty Bennett:	I see. Well, they are paying — every one of the loans that have not been written down we are paying their full contractual payments.

Participant 3:	Okay.

Monty Bennett:	Now, right here off hand I can tell you whether the owner on each one of those is having to come out of pocket each month or not. But if not having to come out of pocket, I know its close for a couple of them.

Participant 3:	Okay. And then I guess just wanted to touch on capital allocation a little bit. You mentioned that you are probably not net buyer today, are you a net seller if cap rates are low, are you trying to market a few properties to find uses for that capital?

Monty Bennett:	Sure. Let me just modify what I said a minute ago, and that is that we have one of our mezz loans that is not the paying current, that we have not written down. And we have not written down because we’ve got some personal guarantees on it. But one of our mezz loans is not paying current. Could you repeat your question again?

Participant 3:	So is there a potential to sell assets in the low cap rate environment?

Monty Bennett:	We are not too inclined to sell assets in this environment. It’s a great from a low cap rate standpoint, but it’s also low EBITDA and low NOI. That doesn’t mean that we won’t sell any, but generally we don’t think it’s a great time to sell assets and would rather not do so. Doug do you have any comment on that?

Douglas Kessler:	There is still a lot of capital in the market on the sideline looking, but just if you run any sort of NPV analysis, we believe we will be better off considering sales with stronger cash flows coming from the assets, so not really motivated. We do get a fair amount of unsolicited interest given the quality of our assets though.
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Monty Bennett:	We are marketing one asset. We haven’t decided whether to sell or not, but we are marketing one asset for sale that’s the — Hilton Suites in Auburn Hills and that’s a non-core asset for us.

Participant 3:	Okay, that makes sense. A little bit on the interest hedges, is there a possible capital allocation you think there? I know this year you are kind of — you’ve got a notional value like $5.4 billion kind of outstanding, I know you bought some forward starting hedges in the future, next year is not as hedged as this year, is that something that’s in your consideration?

Monty Bennett:	It is under consideration. We haven’t decided if we want to change anything about that or not but this year is more hedged than next year as far as the notional amount. And so, we are taking a look at it, we see the recovery happening and the point of the hedge, as you know, is to do just that, is to hedge. And if we see the recovery well on its way then — we are probably inclined not to do anything, but if we are still concerned, then we might go out and buy some more hedges. But we will probably be looking at that sometime late summer or early fall I would imagine for next year.

Participant 3:	Okay. Then just in terms of the value on the existing ones that you have, I know that on the balance sheet for a 108 million, in the past, you’ve kind of commented that to unwind them you don’t think that you could get market if you did a transaction? Do you have an estimate of market value to unwind if you were to do that?

Monty Bennett:	Sure. We think that that 108 million is the market value or the right value, but I guess we are trying to relay is that there’s friction cost in trying to get someone to buy that from you, so, I think we probably have to give up 5%, 10% or something in that order to put that amount of cash in our pocket if that’s what we wanted to do. And we’ve been approached by a number of people — banks looking to transact and to take it off our hands and while it would be a great cash slug for us, as we’ve explained to them, then we lose our hedge. And this strategy was not so much to make a whole bunch of money, it was to hedge our performance. So, making that money would be nice but we want to stay hedged and that’s relatively much more important to us.

Participant 3:	Okay. And that makes a lot of sense. I’m going to keep going if you don’t mind. I just wanted to get a reminder on the credit covenants, was it April 2011 where the covenant ratio in terms of coverage, ratchets up a little bit or can you just remind us what that was?

Monty Bennett:	That’s right it’s 1.25 now and in April of 2011 it goes up to 1.35 and at the end of the first quarter this year we ended at 1.69.

Participant 3:	Okay. Have you been in discussion about refinancing the credit line? And can you just give us any color on that?
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Monty Bennett:	Not too much color other than we are always in discussions in the credit line — we are just trying to figure out when the right time is. While on one hand we want to go out and address that and take care it for obvious reasons. On the other hand, everyday that the marketplace gets better and the terms get better. So, we are kind of still walking along that tightrope of trying to balance those, but we are looking at probably going to them and picking up discussions with them here over this summer, that doesn’t mean that we necessarily will do something.

Participant 3:	Okay, great. That’s all I have. Thanks guys.
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